UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 18, 2013

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2013, Pier 1 Imports, Inc., through its subsidiary Pier 1 Imports (U.S.), Inc. (collectively with Pier 1 Imports, Inc. and other subsidiaries as guarantors, the “Company”), as the borrower, entered into a First Amendment to the Amended and Restated Credit Agreement dated April 4, 2011 (as amended by the First Amendment, the “Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC as joint lead arrangers and joint lead bookrunners, and various other agents and the lenders party thereto.

The Credit Agreement increases the credit facility (the “Credit Facility”) from $300,000,000 to $350,000,000, and extends the maturity date from April 4, 2016 to June 18, 2018. The Credit Facility is secured by the Company’s U.S. and Canadian inventory and the Company’s third party credit card receivables and certain other related assets, and is subject to a floating borrowing base. Credit extensions under the Credit Agreement amounted to $41,447,488 as of June 18, 2013, comprised entirely of letters of credit issued pursuant to the Credit Agreement.

Credit extensions under the Credit Facility are limited to the lesser of $350,000,000 or the amount of the calculated borrowing base. At the Company’s option, borrowings will bear interest at either (a) the adjusted LIBOR rate plus a spread varying from 125 to 175 basis points per annum, depending on the amount then borrowed under the Credit Facility (150 basis points as of June 18, 2013), or (b) the prime rate plus a spread varying from 25 to 75 basis points per annum, depending on the amount then borrowed under the Credit Facility (50 basis points as of June 18, 2013). Provided that there is no default and no default would occur as a result thereof, the Company may request that the Credit Facility be increased to an amount not to exceed $450,000,000. Under the terms of the Credit Agreement, the Company agrees to pay a fee on the unused portion of the Credit Facility at a rate of 25 basis points per annum. In addition, the Company will pay letter of credit fronting fees and fees on the amount of letters of credit outstanding.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, covenants placing limitations on the Company with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, payments on indebtedness, and transactions with affiliates, a covenant requiring a minimum amount of availability under the Credit Facility and a covenant placing limitations on the Company’s ability to pay dividends or make other distributions with respect to the stock issued by Pier 1 Imports, Inc. and to purchase or redeem such stock from its shareholders. The Credit Agreement does not require the Company to comply with ongoing financial covenants. The Company may use the proceeds of borrowings under the Credit Facility for working capital, capital expenditures, permitted acquisitions and other general corporate purposes, including the repayment or refinancing of indebtedness and the making of investments and certain other payments.

Events of default under the Credit Agreement include, among other things: failure to pay any principal, interest or fees due under the Credit Agreement prior to the expiration of any applicable grace period; a default in the performance of any covenant in the loan documents that is not timely cured; a default under any indebtedness in excess of $50,000,000 that permits the holder thereof to accelerate such indebtedness; a change of control; the Company’s bankruptcy, insolvency or dissolution; entry of a final judgment for the payment of money exceeding $30,000,000 that is not timely discharged; and incurrence of specified liability resulting from termination or other events relating to certain employee benefit plans.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the First Amendment to the Amended and Restated Credit Agreement, which includes a composite Credit Agreement, as amended, as an exhibit, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 1, 2013.

Item 2.02	Results of Operations and Financial Condition.

The information contained in this Current Report pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. The information in this Item on Form 8-K and on Exhibit 99.1 attached hereto shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On June 20, 2013, Pier 1 Imports, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the first quarter ended June 1, 2013. A copy of this press release is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 (Entry into a Material Definitive Agreement) above is hereby incorporated by reference into this Item 2.03. On June 18, 2013 the Company’s (as defined in Item 1.01 above) utilization of the Credit Facility described above was $41,447,488 comprised entirely of outstanding letters of credit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

	Exhibit No.	Description

	99.1	Press release dated June 20, 2013 announcing the Company’s financial results for the first quarter ended June 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	June 20, 2013	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President and
General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 20, 2013 announcing the Company’s financial results for the first quarter ended June 1, 2013.